EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE
March 18, 2004
CONTACT: WILLIAM SANFORD
PHONE: (904) 265-5333


                        Interline Brands, Inc. Announces
                  Reclassification in Fiscal Year 2003 Results


JACKSONVILLE, FLA. - This press release is being issued by Interline Brands, Inc. ("Interline" or the "Company") to correct a $4.3 million misclassification in the fourth quarter and fiscal 2003 earnings release (the "Release") the Company issued on March 17, 2004. In the Condensed Consolidated Statements of Cash Flows for the fiscal year ended December 26, 2003 that were included in the Release, approximately $4.3 million of the amount reported as Accrued expenses and other current liabilities under Operating Activities should instead have been included in the amount reported as Acquisition of businesses, net of cash acquired under Investing Activities. Following this press release are the corrected Condensed Consolidated Statements of Cash Flows for the fiscal years ended December 27, 2002 and December 26, 2003.

The effect of this correction is to decrease the amount reported as Net cash used in investing activities from $31.1 million to $26.8 million and to decrease the amount reported as Net cash provided by operating activities from $29.1 million to $24.8 million, for the fiscal year ended December 26, 2003.

No other changes have been made to the Condensed Consolidated Financial Statements included in the Release on March 17, 2004.

                                       ###


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                           INTERLINE BRANDS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FISCAL YEARS ENDED DECEMBER 27, 2002 AND DECEMBER 26, 2003
                                       (In thousands)

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
                                                                   FOR THE FISCAL YEARS ENDED
                                                                  DEC 27, 2002   DEC 26, 2003
                                                                  ------------   ------------
OPERATING ACTIVITIES :
 NET INCOME                                                         $   7,146       $   7,152
 Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                                      11,282          10,949
    Amortization and write-offs of debt issuance costs                  1,669           8,374
    Accretion of discount on senior subordinated notes                    391              --
    Deferred compensation                                                 765              --
    Change in fair value of interest rate swaps                         5,825          (5,273)
    Loss on disposal of property and equipment                            438               3
    Interest income on stockholder notes                                  (76)           (105)
    Deferred income taxes                                                 420           1,024
    Senior subordinated notes issued for interest due                   2,813           1,674

 Changes in assets and liabilities, net of effects of acquisition:
    Cash - restricted                                                      --            (671)
    Accounts receivable - trade                                         2,074             449
    Accounts receivable - other                                        (4,293)            120
    Inventory                                                          (7,329)          9,050
    Prepaid expenses and other current assets                          (2,462)          1,737
    Other assets                                                           (6)           (307)
    Accrued interest payable                                           (1,187)          1,394
    Accounts payable                                                     (610)        (11,105)
    Accrued expenses and other current liabilities                     (1,351)          1,718
    Accrued merger expenses                                            (3,074)         (1,383)
    Income taxes payable                                               (2,020)             --
                                                                    ---------       ---------
        Net cash provided by operating activities                      10,415          24,800
                                                                    ---------       ---------
INVESTING ACTIVITIES :
 Purchase of property and equipment, net                               (4,944)         (4,556)
 Purchase of investment  and other assets                                  --          (3,850)
 Acquisition of businesses, net of cash acquired                           --         (18,389)
                                                                    ---------       ---------
        Net cash used in investing activities                          (4,944)        (26,795)
                                                                    ---------       ---------
FINANCING ACTIVITIES :
 Increase (decrease) in revolver and swingline, net                    14,500         (18,500)
 Repayment of long-term debt                                          (17,750)       (310,947)
 Proceeds from refinancing transactions                                   (35)        340,000
 Payment of debt issuance costs                                            --         (13,011)
 Repurchase of Preferred Stock                                             --            (215)
                                                                    ---------       ---------
        Net cash used in financing activities                          (3,285)         (2,673)
                                                                    ---------       ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS               44             723
                                                                    ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    2,230          (3,945)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                          3,327           5,557
                                                                    ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                            $   5,557       $   1,612
                                                                    =========       =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid during the period for :
     Interest                                                       $  35,105       $  33,258
                                                                    =========       =========
     Income taxes (net of refunds)                                  $   7,989       $   1,353
                                                                    =========       =========
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
     Dividends on Preferred Stock                                   $  42,470       $  48,623
                                                                    =========       =========
     Note issued for purchase of investment                         $      --       $   3,275
                                                                    =========       =========
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